Exhibit 99.02


                                                     FOR IMMEDIATE RELEASE

From:    Metro-Tel Corp.
         290 N.E. 68th Street
         Miami, FL 33138

         M. Steiner        (305) 754-4551
         V.J. Indelicato   (813) 814-0722


Miami, FL -- January 6, 1999 - Metro Tel Corp. (Nasdaq: MTRO) announced that it has applied to list its Common Stock on the Chicago Stock Exchange. The Company further reported that beginning January 7, 1999, its Common Stock will begin being quoted on Nasdaq's OTC Electronic Bulletin Board and that its Common Stock will no longer be quoted on the Nasdaq SmallCap Market.

The Company is a leading distributor of industrial dry cleaning and laundry equipment in the southeastern United States, the Caribbean and South America, and is also a manufacturer of telephone test equipment and peripheral telephone products.